Exhibit 99.1

Norcraft Holdings, L.P. Commences Tender Offer and

Consent Solicitation for 9.75% Senior Discount Notes due 2012

November 17, 2009 – Eagan, Minnesota – Norcraft Holdings, L.P. (the “Company”) announced today that it has commenced an offer to purchase for cash up to $35,000,000 aggregate principal amount (the “Tender Cap”) of its and Norcraft Capital Corp.’s 9.75% Senior Discount Notes due 2012 (the “Notes”) and a consent solicitation (the “Consent Solicitation”) with respect to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”).

Upon and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated November 17, 2009, the Company is offering to pay to each holder of Notes (collectively, “Holders”) who validly consents to the Proposed Amendments prior to the Consent Expiration Time (defined below) an amount in cash equal to $1.00 per $1,000 principal amount of Notes to which such consent relates. The Proposed Amendments would provide that (A) Norcraft Intermediate Holdings, L.P. (“Intermediate Holdco”), Norcraft Companies, L.P. (“Opco”) or any restricted subsidiary of Opco can incur indebtedness (which may be secured) in excess of the amount otherwise permitted by the Indenture provided the proceeds of such debt are distributed to the Company and immediately deposited into an escrow account and shall be released from escrow solely to redeem, repurchase, acquire, defease or discharge Notes within 90 days of the incurrence of such indebtedness, (B) the Company can incur indebtedness (which may be secured) in excess of the amount otherwise permitted by the Indenture provided the proceeds of such indebtedness shall be immediately deposited into an escrow account and shall be released from escrow solely to redeem, repurchase, acquire, defease or discharge Notes within 90 days of the incurrence of such indebtedness and that, in either case, such indebtedness may be refinanced with debt that constitutes “Refinancing Indebtedness” (as defined in the Indenture) and (C) that “Consolidated Interest Expense” (as defined in the Indenture) related to any indebtedness incurred in reliance upon the above provision shall be disregarded for purposes of determining whether any indebtedness may be incurred in reliance upon the “Coverage Ratio Exception” (as defined in the Indenture) concurrently with incurring such indebtedness in reliance upon the above provision. No consent payment will be made in respect of Consents delivered after 5:00 p.m., New York City time, on November 23, 2009, unless extended or earlier terminated (the “Consent Expiration Time”). The Consent Solicitation is subject to the satisfaction or waiver of certain conditions, including the receipt of consents of the Holders of at least a majority of the aggregate principal amount of the Notes outstanding.

Concurrently with the issuance of the Consent Solicitation, the Company is offering to purchase an aggregate principal amount of Notes up to the Tender Cap. The amount of Notes that will be purchased in the tender offer will be based on the Tender Cap. Holders that tender their Notes pursuant to the tender offer prior to the Consent Expiration Time will be deemed to have delivered their Consent pursuant to the consent solicitation, even if such tendered Notes are not purchased due to proration. Holders may not deliver Consents without tendering the related Notes.

Holders tendering their Notes before 5:00 p.m., New York City time, on December 1, 2009, unless extended or earlier terminated (the “Early Tender Time”), will receive the total tender consideration of $1,023.38 per $1,000 principal amount of Notes, which includes an early tender premium of $10.00 per $1,000 principal amount of Notes purchased (the “Total Tender Consideration”). Holders that tender their Notes after the Early Tender Time but prior to the Offer

Expiration Time (as defined below) will receive the Total Tender Consideration less the early tender premium (the “Tender Offer Consideration”). The Company will pay (i) the Total Tender Consideration for any Notes that were validly tendered and not withdrawn prior to the Early Tender Time and accepted for purchase by the Company and (ii) the Tender Offer Consideration for any Notes that were validly tendered and not withdrawn after the Early Tender Time and prior to the Offer Expiration Time and accepted for purchase by the Company. In addition, Holders will receive accrued interest from the last interest payment date for such Notes to, but not including, the settlement date. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on December 15, 2009, unless extended or earlier terminated by the Company (the “Offer Expiration Time”).

The Company may increase or modify the Tender Cap (in which case, the term “Tender Cap” will mean such amount as so increased) subject to applicable law, without extending withdrawal rights to Holders. If the aggregate principal amount of Notes validly tendered and not withdrawn at the Offer Expiration Time exceeds the Tender Cap, the Company will (subject to the terms and conditions of the offer) purchase an amount of Notes up to the Tender Cap on a pro rata basis. The Company will round the principal amount of the prorated Notes to be accepted down to the nearest $1,000. In the event tendered Notes are not purchased due to proration or otherwise, they will be promptly returned or credited to the Holder’s account.

The tender offer is conditioned on the satisfaction of certain conditions, including, among other things, (i) the successful consummation of a proposed private placement of senior secured notes by certain of Holdings’ subsidiaries with Holdings receiving net proceeds therefrom, together with cash on hand, in an aggregate amount sufficient to fund Holdings’ obligation to pay the applicable consideration to consummate the tender offer and (ii) the execution of a supplemental indenture to the Indenture implementing the Proposed Amendments. If any of the conditions are not satisfied, the Company is not obligated to accept for payment or to purchase or pay for any tendered Notes, subject to applicable laws, and may even terminate the tender offer.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Holdings or any of its subsidiaries. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase and Consent Solicitation Statement, that the Company is distributing to holders of securities. The proposed private placement of senior secured notes by certain of Holdings’ subsidiaries will solely be made pursuant to a confidential offering memorandum. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Investment Bank is the Dealer Manager for the tender offer and consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and as the Depositary. Persons with questions regarding the offer should contact the Dealer Manager, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the tender offer and consent solicitation may be directed to the Information Agent, toll-free at (866) 873-7700.